Exhibit 99.1

March 14, 2005

Press Release

SOURCE:  H&E Equipment Services L.L.C.

H&E Equipment Services Amends Senior Secured Credit Facility

BATON ROUGE, LA., March 14, 2005/news/ —H&E Equipment Services L.L.C. (“H&E” or the “Company”), announced today that it has amended the credit agreement governing the Company’s senior secured credit facility.  The amendment was entered into to take advantage of the Company’s improved performance and market conditions to reduce financing costs and increase liquidity.

“We have re-negotiated terms to our senior credit facility to reflect current market pricing.  When the availability block on assets was increased by $10 million and the advance rate on our rental fleet assets was reduced to 75% of orderly liquidation value in February 2004, the improving conditions of our sector were not fully apparent.  Consequently, the availability block and reduction of the advance rate restricted the Company’s liquidity, despite having excess collateral value of Company assets.  This amendment to the senior secured credit facility significantly improves the Company’s overall liquidity, reduces interest costs and provides operating flexibility,” said Leslie Magee, Acting Chief Financial Officer.

“The complete amendment was included in the Company’s Form 8-K, filed with the Securities and Exchange Commission on March 14, 2005.  Principally, the amendment provides lower interest rates according to a pricing grid based upon daily average excess availability.  With excess availability equal to or more than $40 million, the LIBOR margin shall be 225 basis points and the Index margin shall be .75%.  If availability falls below $40 million and equal to or more than $25 million, the senior secured facility bears interest at the LIBOR margin of 250 basis points and the Index margin shall be 1.00%.  With availability less than $25 million, Company’s LIBOR margin will be 275 basis points and the Index margin will be 1.25%.  We elect interest at either the applicable LIBOR rate plus the applicable revolver LIBOR margin or the Index rate plus the applicable revolver Index margin,” said Ms. Magee.

Ms. Magee continued, “The amendment also reduces the block on availability of assets from $30 million to $15 million and increases the advance rate on the orderly liquidation value of rental assets from 75% to 80%.  The Company did not pay a loan amendment fee related to this amendment.”

About H&E Equipment Services L.L.C.

H&E Equipment Services L.L.C. is one of the largest integrated equipment rental, service and sales companies in the United States with an integrated network of 39 facilities, most of which have full service capabilities, and a workforce that includes a highly-skilled group of service technicians and separate rental and equipment sales forces.  In addition to renting equipment, the Company also sells new and used equipment and provides extensive parts and service support.  This integrated model enables the Company to effectively manage key aspects of its rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of rental equipment.  The Company generates a significant portion of its gross profit from parts sales and service revenues.  Refer to the Form 10-K for December 31, 2003, filed on March 30, 2004, and to Form 10-Q filed on November 15, 2004.

Forward Looking Statements

Certain information in this press release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Any statements that express or involve discussions as to expectations, beliefs and plans involve known and unknown risks, uncertainties and other factors that may cause the actual results to materially differ from those considered by the forward-looking statements.  Important factors that could cause actual results to differ materially include the Company’s substantial debt levels, the level of market demand for rental equipment, competitive pressures, and other specific factors discussed in other releases and SEC filings by the Company.  As a result, no assurances can be as to future results, levels of activity and achievements.  Any forward-looking statements speak only as of the date the statement was made.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, unless otherwise required by law.